

                                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                              WASHINGTON, D.C. 20549
FORM 4
                                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/  / Check box if no longer
     subject to Section 16.
     Form 4 or Form 5 obli-  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
     gations may continue.   Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company
     See Instruction 1(b).                                             Act of 1940.
(Print or Type Responses)
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1. Name and Address of Reporting Person*        2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
                                                                                                  to Issuer (Check all applicable)
Pugh               Ben               T             Premier Financial Bancorp, Inc. - PFBI         X  Director           10% Owner
----------------------------------------           ----------------------------------------      ---                ---
(Last)            (First)           (Middle)    3. IRS or Social Security  4. Statement for       X  Officer (give      Other
                                                   Number of Reporting        Month/Year         ---          title --- (specify
                                                   Person (Voluntary)                                         below      below)

301 Main Street                                                                                   EVP and Treasurer
                                                   ###-##-####                 08/1999           -----------------------------------
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(Street)                                                                   5. If Amendment,   7. Individual or Joint/Group Reporting
                                                                              Date of Original    (check applicable line)
                                                                              (Month/Year)     X  Form filed by One Reporting Person
                                                                                              ---
                                                                                                  Form filed by More than One
                                                                              ----------      --- Reporting Person
Vanceburg         KY               41179
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(City)          (State)        (Zip Code)
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                                        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                2. Trans-  3. Trans-    4. Securities Acquired (A)   5. Amount of     6. Owner-   7. Nature of
   (Instr. 3)                          action     action       or Disposed of (D)           Securities       ship        Indirect
                                       Date       Code         (Instr. 3, 4 and 5)          Beneficially     Form:       Beneficial
                                                  (Instr. 8)                                Owned at         Direct      Ownership
                                      (Month/                                               end of           (D) or      (Instr. 4)
                                       Day/    ---------------------------------------      Month            Indirect
                                       Year)    Code     V    Amount   (A) or   Price                        (I)
                                                                       (D)                  (Instr. 3 and 4) (Instr.4)
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Common Stock                         08/13/99     P            1,000    A       12.375       2423             D           Self
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*If the form is filed by more than one reporting person, see instruction 4(b)(v).                                             (Over)
Reminder:  Report on a separtate line for each class of securities beneficially owned directly or indirectly.        SEC 1474 (7/97)




FORM 4 (CONTINUED)                  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                            (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security     2. Conver-         3. Trans-     4. Trans-     5. Number of                  6. Date Exer-
   (Instr. 3)                          sion of            action        action        Derivative                    cisable and
                                       Exercise           Date          Code          Securities Ac-                Expiration
                                       Price of          (Month/        (Instr. 8)    quired (A) or                 Date
                                       Deriv-             Day/                        Disposed of                   Month/Day/
                                       ative              Year)                       (D)                           Year)
                                       Security                                       (Instr. 3, 4, and 5)
                                                                                                                 -------------------

                                                                                                                   Date      Expir-
                                                                         ---------------------------------         Exer-     ation
                                                                         Code   V     (A)         (D)              cisable   Date
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NONE
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7. Title and Amount of Under-           8. Price       9. Number         10. Owner-             11. Nature
   lying Securities                        of             of Deriv-          ship                   of Indirect
   (Instr. 3 and 4)                        Deriv-         ative              of Deriv-              Beneficial
                                           ative          Securities         ative Security:        Ownership
                                           Security       Beneficially       Direct (D) or          (Instr. 4)
 ---------------------------               (Instr. 5)     Owned at           Indirect (I)
                                                          End of Month       (Instr. 4)
                  Amount or                               (Instr. 4)
     Title        Number of
                  Shares
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Explanation of Responses:




                                                                                /s/  Ben T. Pugh                      10/21/99
                                                                                -------------------------------      ----------
**Intentional misstatements or omissions of facts constitute                    **Signature of Reporting Person         Date
  Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.
                                                                                                                             Page 2
                                                                                                                     SEC 1474(7-97)